UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): May 15, 2015

INVESTVIEW INC.

(Exact name of registrant as specified in charter)

Nevada	000-27019	87-0369205
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

54 Broad Street, Suite 303

Red Bank, New Jersey 07701

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including area code: (732) 380-7271

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement

On May 15, 2015, Investview Inc. (the “Company”) entered into a Subscription Agreement with an accredited investor (the “May 2015 Accredited Investor”) pursuant to which the May 2015 Accredited Investor has agreed to acquire 100,000 shares of the Company’s Series A Preferred Stock, $0.001 par value (the “May 2015 Preferred Shares”) for a purchase price of $5,000,000, subject to closing. The initial closing is expected to be for $2,000,000 and the May 2015 Accredited Investor has agreed to fund $3,000,000 within 90 days of the first closing.

The conversion price for each share of Series A Preferred Stock is $1.00 (the “Conversion Price”). The stated value of each share of Series A Preferred Stock is $50.00 (the "Stated Value"). Each share of Series A Preferred Stock is convertible, at the option of the holder, into such number of shares of common stock of the Company as determined by dividing the Stated Value by the Conversion Price.  The Series A Preferred Stock has no liquidation preference. Each holder of Series A Preferred Stock is entitled to vote on all matters submitted to shareholders of the Corporation on an as-converted basis. A holder of Series A Preferred Stock may not convert any portion of the Series A Preferred Stock to the extent that after giving effect to such conversion, the holder would beneficially own in excess of 9.9% of the number of shares of the Company's common stock outstanding immediately after giving effect to such conversion.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

4.1	Subscription Agreement entered by and between Investview Inc. and the May 2015 Accredited Investor

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INVESTVIEW, INC.

	By:	/s/ Dr. Joseph Louro

	Name:	Dr. Joseph Louro
	Title:	Chief Executive Officer

Date: May 29, 2015